Exhibit 23.3

Arthur D. Little Benelux S.A./N.V. Avenue de Tervurenlaan 270 B – 1150 Brussels Belgium Telephone +32-(0)2-761.72.00 Fax +32-(0)2-762.07.58 www.adlittle.be

November 30, 2012

The Board of Directors

Taminco Acquisition Corporation

We consent to the use of our information and to all references to our firm, including, without limitation, references to our firm under the caption “Experts,” and such information included in or made part of (i) “Prospectus Summary,” (ii) “Industry Overview,” and (iii) “Business,” in each case, included in the registration statement on Form S-1 of Taminco Acquisition Corporation and the related prospectus.

ARTHUR D. LITTLE BENELUX S.A./N.V.

By:	/s/ Dirk Luyten
Name: Dirk Luyten
Title: Managing Director